Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides First Quarter 2014 Revenue Guidance of $133 Million

INCLINE VILLAGE, NV, March 11, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the first quarter ending March 31, 2014, of approximately $133 million, as compared with actual revenue of $91.8 million for the first quarter of 2013, an approximate 45 percent increase.

The forecasted growth in revenues is driven by increased fourth quarter 2013 sales for Avastin®, Herceptin®, Xolair®, Kadcyla®, Perjeta®, and Actemra® for which PDL receives royalties in the first quarter of 2014, along with a higher fixed royalty rate in 2014 over the blended fixed and tiered 2013 rate, the addition of the royalty payments from PDL’s purchase of Depomed’s diabetes-related royalties, and a $5 million retroactive payment from Genentech related to our settlement agreement.

Queen et al. Royalties

On January 31, 2014, we entered into a settlement agreement with Genentech and Roche which resolves all outstanding legal disputes between the parties, including our Nevada litigation with Genentech relating to an August 2010 facsimile sent by Genentech on behalf of Roche and Novartis asserting its products do not infringe on PDL’s Supplementary Protection Certificates, and our arbitration proceedings with Genentech related to the audit of royalties on sales.

Under the terms of the settlement agreement, effective retroactively to August 15, 2013, Genentech will pay a fixed royalty rate of 2.125 percent on worldwide sales of all its licensed products, as compared to the previous tiered royalty rate in the U.S and the fixed rate on all ex-U.S. based manufactured and sold licensed products. Pursuant to the Settlement Agreement, Genentech and Roche confirmed that Avastin, Herceptin, Lucentis, Xolair and Perjeta are licensed products as defined in the relevant license agreements between the parties, and further agreed that Kadcyla and Gazyva are licensed products. Genentech will pay these royalties on all worldwide sales of Avastin, Herceptin, Xolair, Perjeta and Kadcyla occurring on or before December 31, 2015. With respect to Lucentis, Genentech will owe no royalties on U.S. sales occurring after June 30, 2013, and will pay a royalty of 2.125 percent on all ex-U.S. sales occurring on or before December 28, 2014. The royalty term for Gazyva remains unchanged from the existing license agreement pertaining thereto.

The first quarter 2014 royalty payment received from Genentech included royalties based on fourth quarter 2013 worldwide sales at the revised fixed royalty rate and also includes a $5 million retroactive settlement payment on a portion of their third quarter 2013 worldwide sales.

Revenue guidance for the first quarter of 2014 is net of an estimated payment due under our February 2011 settlement agreement with Novartis AG (Novartis). PDL pays to Novartis certain amounts based on net sales of Lucentis, made by Novartis, during calendar year 2011 and beyond. The amount paid is less than we receive in royalties on such sales.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

Depomed Royalties

Currently, the majority of the revenue from Depomed is related to royalties from the sales of Glumetza®. PDL generally recognizes royalty revenues from Glumetza in the month received by us, that is, royalty revenues are generally recognized one month following the month in which sales by the licensees occurred. PDL estimates that Depomed royalty revenues will be approximately $17 million for the first quarter of 2014.

About PDL BioPharma
PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $550 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•
The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The change in foreign currency exchange rate;

•	Positive or negative results in PDL’s attempt to acquire income generating assets; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.